Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA - Phone: 610-948-5100 — Fax: 610-948-0811

Contact: Julie McDowell

Vice President, Corporate Communications

610-948-2836

FOR IMMEDIATE RELEASE	October 1, 2007

TELEFLEX COMPLETES ARROW INTERNATIONAL ACQUISITION

Expands Teleflex Medical Business to $1.4 billion

Establishes Teleflex Medical as a global leader in disposables for critical care and surgical applications

Limerick, PA —Teleflex Incorporated (NYSE: TFX) today announced that it has completed its acquisition of Arrow International, Inc. (NASDAQ: ARRO), a leading global provider of catheter-based access and therapeutic products for critical and cardiac care. Under terms of the transaction, which was announced on July 23, 2007, Arrow International shareholders will receive a cash payment of $45.50 for each outstanding share of Arrow common stock.

“Completing the Arrow acquisition is a significant milestone in our strategy to position Teleflex as a diversified company defined by its medical business,“ commented Jeffrey P. Black, Chairman of the Board and Chief Executive Officer of Teleflex. “Combining these businesses creates a $1.4 billion global medical technology business with a leadership position in disposable products for critical care and surgery that will represent more than 45% of Teleflex revenues and approximately 70% of segment operating profits in 2008.”

Mr. Black continued, “Our goal now is to accelerate the growth of our medical business while capturing cost savings and other synergies that create value for our customers and shareholders. We believe this transformed medical technology business will achieve enhanced growth both organically and through bolt-on acquisitions. Arrow’s robust R&D capabilities will be leveraged to accelerate the development of products with the goal of offering healthcare providers less invasive access, enhanced patient safety and improved infection control. We also see significant opportunities for cost savings and operational improvements as we combine the infrastructure and resources of both companies.”

(MORE)

The company expects synergies from the transaction could reach $70 to $75 million by fiscal year 2010 through, among other actions, reducing administrative and global infrastructure expenses, increasing operational efficiencies and creating additional revenue opportunities. In total, approximately 80% of the synergies are expected to come from cost savings initiatives, with the balance from revenue growth initiatives.

In regard to the financing of this transaction, Kevin K. Gordon, Executive Vice President and Chief Financial Officer of Teleflex, said, “We are pleased with the structure of our permanent financing and the success of our bank syndication which was oversubscribed. With recent volatility in the financing markets, we considered several options for the capital structure and were successful in securing financing at aggregate borrowing costs that were in line with our original expectations.”

The transaction has been financed with cash, a senior secured syndicated bank loan and issuance of private placement notes. The syndicated bank loan agreement includes a $1.4 billion term loan and a $400 million revolving line of credit, both of which carry initial interest rates of LIBOR + 150 basis points. The company executed an interest rate swap for $600 million of the term loan from floating to a fixed rate of 6.25%. In addition, Teleflex amended its existing private placement notes and issued $200 million in new private placement notes with a blended interest rate of under 8% and terms substantially similar to the syndicated bank agreement.

In commenting on the outlook, Mr. Black added, “Teleflex’s current businesses continue to perform in line with our previously-outlined expectations for the full year. However, repatriation of overseas cash balances in connection with the acquisition, and expected future cash repatriation, will result in a principally non-cash charge for income taxes during the third quarter. As previously discussed, we expect to record additional charges in connection with the fourth quarter closing of the transaction. We continue to expect the transaction will be meaningfully accretive to earnings per share in 2009.”

The company expects to report third quarter 2007 earnings on October 31, 2007 and to hold a conference call with investors on November 1, 2007.

About Teleflex Medical:
Teleflex Medical is a global leader in disposable medical products for critical care and surgery and a business segment of Teleflex Incorporated. The company also produces surgical instruments and devices and cardiac devices and disposables. Teleflex Medical derives more than 80% of its revenue from a recurring stream of disposable medical product sales. Teleflex Medical has over 11,000 global employees in more than 20 countries outside the United States.

(MORE)

About Teleflex:
Teleflex Incorporated is a diversified company with pro forma annual revenues over $3.1 billion. The company designs, manufactures and distributes quality-engineered products and services for the medical, commercial, and aerospace markets worldwide. Teleflex employs more than 23,000 people worldwide who focus on providing innovative solutions for customers.

Caution Concerning Forward-looking Information:
This press release contains forward-looking statements, including, but not limited to, statements relating to anticipated future revenue and segment operating profit, pro forma revenues of the combined companies, expected growth of our medical business, expected synergies from revenues and cost actions, expected income tax charges, expected accretion or dilution of earnings created by the transaction, anticipated improvements in business and financial performance of the companies as a result of the transaction and expectations of business performance from current businesses. Actual results could differ materially from those in these forward-looking statements due to, among other things, unanticipated expenditures in connection with integration programs; unanticipated difficulties in connection with integration programs; customer and shareholder reaction, market conditions and other factors described in Teleflex’s and Arrow’s filings with the Securities and Exchange Commission.

###